Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154708 and 333-188451) of Trecora Resources (the “Company”) of our reports dated March 11, 2016 with respect to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting both which appears in this Form 10-K.

/s/ BKM Sowan Horan, LLP
Addison, Texas
March 11, 2016

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154708 and 333-188451) of Trecora Resources of our report dated March 6, 2016, with respect to the financial statements of Al Masane Al Kobra Mining Company for the years ended December 31, 2015, 2014, and 2013, which appears in this Form 10-K.

/s/ Mamdouh Al Majed CPAs
Riyadh, Saudi Arabia
March 11, 2016